EXHIBIT 10.5

November 13, 2014
Delivered in Person
Mr. Gregory Morris
22330 Wybenga Lane
Nuevo, CA 92567

Dear Greg:

The purpose of this letter agreement (“Agreement”) is to set forth the severance compensation and benefits being offered to you and to specify the other severance arrangements as the result of the termination of your employment with Entegris, Inc. (the “Company”).

1.    Resignation. At the request of the Company you hereby resign from all positions and offices held by you with the Company and its subsidiaries effective February 20, 2015 (the “Separation Date”). You agree to provide the Company with reasonable assistance in transitioning your responsibilities to others. Other than providing such transition assistance, you are relieved of your duties effective the date of this letter but, subject to the terms of paragraph 3 below, you will continue to receive the payments specified in subparagraph 3(a) below until the Separation Date as. You further agree to execute all such other documents and forms in connection with your resignation as may be requested by the Company.

2.    Payment of Accrued Rights. Whether or not you sign this Agreement, you will receive pay for the following: (A) your base salary in effect through the above date of this letter, to the extent not previously paid; (B) reimbursement for any unreimbursed business expenses properly incurred by you in accordance with Company policy prior to the above date of this letter and properly submitted for reimbursement within sixty (60) days following the date of this letter; and (C) such reimbursements and benefits under the Company’s Benefit Plans, if any, to which you became entitled prior to or on the above date of this letter, including, but not limited to, any vacation accrued but unused through the date set forth above, as determined in accordance with Company policies.

3.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to: (i) the expiration of the seven (7) day revocation/rescission period as provided in paragraph 16 below; and (ii) full compliance with your obligations under this Agreement, the Company will provide you or, in the event of your death, your estate, with the following severance pay and benefits:

(a)
The Company will continue to pay you: (A) your base salary in effect on the above date of this letter; and (B) reimbursement for any necessary business expenses properly incurred by you after the date of this letter through the Separation Date in connection with your providing the transition assistance referred to in paragraph 1 above.

(b)
The Company will provide severance pay for a period of twenty-one (21) months following the Separation Date (the “Severance Pay Period”) at your current base salary at a rate of Three Hundred Ten Thousand and No/100 Dollars ($310,000) per year. Payments of separation pay hereunder will be made in the form of salary continuation and will begin on the next regular Company payday following the Separation Date, and in no event later than sixty (60) days following the Separation Date. The first payment would be retroactive to the day following the Separation Date.

(c)
If you are enrolled in the Company's medical and dental plans, subject to receipt of any required consent by any health maintenance organization, health insurance provider or dental insurance provider with which you are enrolled, the Company will continue to pay the premium for benefit coverage on the same basis as you are enrolled on the date hereof through the earlier of (i) the expiration of twenty-one (21) months following the Separation Date; or (ii) the date you become eligible for coverage under the health plan of another employer; (iii) loss of coverage due to your separation and failure of the applicable health maintenance organization, health insurance provider or dental insurance provider to consent to continued coverage. Upon termination of medical and dental benefits pursuant to clause (i) or (ii) above you may, at your own expense, elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as "COBRA." In the event that any required consent by any health maintenance organization, health insurance provider or dental insurance provider with which you are enrolled is denied, and you elect to continue participation under “COBRA”, then the Company will pay the premium for benefit coverage under COBRA on the same basis as you are enrolled on the date hereof through the earlier of (i) the expiration of twenty-one (21) months following the Separation Date; or (ii) the date you become eligible for coverage under the health plan of another employer, provided, however, that in the event that the Company determines that it is unable to continue any such participation, it shall pay the cost, on an after-tax basis, of comparable coverage.

(d)
The Company will pay you the variable incentive compensation for which you may be eligible and which is payable under the Entegris Incentive Plan for the first half and second half of fiscal year 2014 at the levels as determined by the Management Compensation and Development Committee of the Company’s Board of Directors in its sole discretion in accordance with the terms of the 2014 Entegris Incentive Plan. This variable incentive compensation, if any, will be paid to you in early 2015 at the same time as variable incentive compensation is paid under the Entegris Incentive Plan to other executives but in any event, such payment will be made no later than March 15, 2015. You will not be eligible to participate in the Entegris Incentive Plan for any period subsequent to December 31, 2014.

(e)
If you are enrolled in the Company's group life insurance plan on the Separation Date, subject to receipt of any required consent by any group life insurance provider, the Company shall pay the premium in order for you to continue your participation in the Company's group life insurance plan until the expiration of twenty-one (21) months following the Separation Date. In the event that the group life insurance provider refuses to so consent, then the Company shall provide you with reasonable assistance should you wish to convert such group policy into an individual policy. If you convert such policy, the Company will reimburse you for the premiums thereon for such twenty-one month period following the Separation Date.

(f)
All unvested portions of outstanding equity awards scheduled to vest prior to the Separation Date shall vest in accordance with the terms of the award. All other unvested portions of outstanding equity awards shall be cancelled as of the Separation Date and shall be of no further force or effect. In addition, you shall have a period of one (1) year following the Separation Date to exercise all stock options that are vested and outstanding as of the Separation Date or which vest in accordance with this paragraph 3(f), or until the date such stock options would have expired in the absence of a termination of employment, if earlier.

(g)
The Company will reimburse you for the expense of outplacement services provided by an outplacement firm reasonably selected by you up to an aggregate of Fifteen Thousand and No/100 Dollars ($15,000) provided that you submit appropriate documentation evidencing that such expense was incurred no later than December 31, 2015. If timely submitted, such expenses will be paid no later than March 31, 2016.

(h)
Your contributions and the Company’s matching contributions to the Entegris Inc. 401(k) Savings and Profit Sharing Plan (2012 Restatement) shall terminate as of the Separation Date. The balances in your accounts under the Entegris Inc. 401(k) Savings and Profit Sharing Plan (2012 Restatement) and in the Entegris, Inc. Supplemental Executive Retirement Plan For Key Salaried Employees will be paid out to you in accordance with the terms of those plans and the requirements of law. You acknowledge that, pending such pay outs, such balances shall continue to be subject to investment risk in accordance with the investment choices under those plans that you have selected.

4.    Certain Tax Matters. Payments and benefits under this Agreement shall be made and provided without regard to whether the deductibility of such payments (or any other payments or benefits to or for your benefit) would be limited or precluded by Section 280G ("Section 280G") of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and without regard to whether such payments (or any other payments or benefits) would subject you to the federal excise tax applicable to certain "excess parachute payments" under Section 4999 of the Code (the "Excise Tax"). If any portion of the payments or benefits to or for your benefit (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an "excess parachute payment" within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the "Excess Parachute Payments"), the Company shall promptly pay to you an additional amount (the "gross-up payment") that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided that to the extent any gross-up payment would be considered "deferred compensation" for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Agreement, shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the "Section 409A penalties"); and further provided that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties. The determination as to whether your payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company's expense by Ernst & Young or by such other certified public accounting firm as the Company’s Board of Directors may designate (the "accounting firm"). Notwithstanding the foregoing, if the U.S. Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability.

The payments provided under this Agreement are intended to fall within either the separation pay exception or the short-term deferral exception to the application of Section 409A of the Code and the applicable guidance issued thereunder. To the extent the benefits provided under the Agreement become subject to Code Section 409A and applicable guidance issued thereunder, the Agreement and Release shall be construed, and benefits paid hereunder, as necessary to comply with Code Section 409A and such guidance. Notwithstanding the foregoing, to the extent any payments hereunder are not made in compliance with Code Section 409A or an exception thereto, any and all tax liability and penalties resulting from non-compliance with Code Section 409A shall remain Employee’s sole responsibility.

5.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.
6.    Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraph 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the above date of this letter and that, except as expressly provided under this Agreement, no further compensation is owed to you. Without limiting the generality of the foregoing, except as provided in paragraph 3 above, you expressly waive and relinquish any and all rights you have, or might have, to any bonus or other incentive compensation or other compensation, of any kind or description, under any plan or program of the Company.

7.    Status of Employee Benefits and Paid Time Off. Except as otherwise expressly provided in paragraph 3 of this Agreement, your participation in all employee benefit plans of the Company shall end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date.

8.    Confidentiality and Non-Disparagement. You agree that you will continue to protect Confidential Information, as defined below, and that you will not, directly or indirectly, use or disclose it. You also agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. Further, you agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company or its Affiliates, their business, management or products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm the interests or reputation of the Company, its directors, officers or employees, or any of its Affiliates and their respective directors, officers and employees. Nothing in this Agreement, however, will prevent you from cooperating with or participating in any investigation or proceeding by the Equal Employment Opportunity Commission (“EEOC”), the California Department of Fair Employment and Housing (DFEH) the Massachusetts Commission Against Discrimination (MCAD) or any other federal, state or local governmental agency.

9.    Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that, except as provided in paragraph 3 above, you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company or any of its Affiliates and all keys, access cards, credit cards, computer hardware and software, Blackberries, telephones and telephone-related equipment and all other property of the Company and its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy of any documents, materials or information of the Company or any of its Affiliates (whether in hardcopy, on electronic media or otherwise). Recognizing that your performance of your duties for the Company is ending as of the above date of this letter, you agree that, except as necessary to provide the Company with transition assistance as provided in paragraph 1 above, you will not thereafter, for any purpose, attempt to access or use any Company computer or computer network or system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

10.    Restricted Activities. You acknowledge that during your employment with the Company you have had access to Confidential Information which, if disclosed, would assist in competition against the Company and you agree that the following restrictions on your activities are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:
(a)    Trade Secrets and Unfair Competition. You acknowledge and agree that information, including but not limited to pricing information, customer buying and selling habits and special needs, customer credit information as well as the Company’s proprietary software, accounting records, marketing strategies, unique methods and procedures regarding pricing and advertising, employee personnel information, collection procedures, and payment histories, information relating to the Company’s Customers such as contract terms, products purchased from the Company and any other information relating to the Company or the Company’s Customers that has been obtained or made known to you solely as the result of your performing services for the Company, as well as the Company’s business plans, pending transactions, business strategy plans, sales figures, sales reports, internal memoranda, software developed by or for the benefit of the Company and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes), copyrighted software and/or other copyrighted materials created by or for the benefit of the Company, personnel policies, the Company’s marketing methods, plans and related data, accounting/financial records (including, but not limited to, balance sheets, profit and loss statements, tax returns, payable and receivable information, bank account information and other financial reporting information), the names of any of the Company’s vendors and/or suppliers, information relating to costs, sales or services provided to the Company by such vendors and suppliers, the prices the Company obtains or has obtained for the Company’s products or services, compensation paid to the Company’s employees and other terms of employment, information regarding the Company’s relations with its employees, and/or other confidential information regarding the manner of business operations and actual or demonstrably anticipated business, research or development of the Company or any other information that has or could have commercial value or other utility in the business in which the Company is engaged or in which the Company contemplates engaging and information, that, if disclosed without authorization, could be detrimental to the interests of the Company or its Customers, whether or not such information is identified as confidential information by the Company or its Customers, constitutes Confidential Information/Trade Secrets of the Company. You agree that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information/Trade Secrets obtained by you during your employment with the Company constitutes unfair competition. You hereby promise not to engage in any unfair competition with the Company.
(b)    Covenant Not to Disclose The Company’s Trade Secrets or Confidential Information After Separation of Employment. You hereby agree that you will not publish or disclose, subsequent to the date of this Agreement, any Confidential Information/Trade Secret as defined herein, or other confidential information including information or any other matter relating to the Company’s business that you may in any way have acquired through your employment with the Company. All records, files, plans, documents and the like (whether in hard copy or electronic format of any nature) relating to the business of the Company which you have prepared, used, or come in contact with are and shall remain the sole property of the Company and shall not be copied without written permission of the Company and shall, as of the date of your execution of this Agreement, be returned to the Company as set forth in paragraph 9 above.

(c)    Covenant Not to Compete by Use of the Company’s Confidential Information/Trade Secrets After Separation of Employment. You will not engage in competition with the Company, at any time after the above date of this Agreement, while making use of the Company’s Confidential Information/Trade Secrets or any other confidential matter relating to the Company’s business that you may have previously in any way acquired by reason of your employment with the Company.
(d)    Non-Recruiting Covenant. You hereby agree that the Company has invested substantial time and effort in assembling its present personnel. You agree that for a period of twenty-four (24) months following the above date of this Agreement, you will not directly or indirectly recruit, or attempt to recruit, any other employee of the Company or its Affiliates, or induce or attempt to induce any employee of the Company to terminate or cease employment with the Company.
(e)    Tolling and Suspension. In the event that you breach any restrictive covenant contained in this Agreement, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically re-commence when the breach is remedied so that the Company shall receive the benefit of your compliance with the terms and conditions of this Agreement.
(f)    Restraints Necessary and Reasonable. In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this paragraph 10. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in paragraph 8 or 9 above or of this paragraph 10, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You also agree that in the event that Company prevails, in whole or in part, in any action to enforce this Agreement (whether for equitable relief, damages or both), you shall be liable to the Company for its reasonable attorneys’ fees and costs incurred in such action. You and the Company further agree that, in the event that any provision of paragraph 8 or 9 above or of this paragraph 10 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
(g)    Claw Back Provisions. You acknowledge and agree that any remedy at law that the Company has for your breach of this Agreement would be inadequate and that the Company would be irreparably harmed by any actual or threatened breach thereof. Therefore, you expressly agree and understand that in the event of your material breach of this Agreement, including, but not limited to this paragraph 10, the Company will be entitled, in addition to all actual and compensatory damages and relief (incurred by it in any action against you to enforce or remedy breach of any of the terms or conditions of this Agreement), to liquidated damages in the amount of all the consideration paid to you under this Agreement other than the Accrued Rights. Accordingly, in the event of such a material breach you must immediately return to the Company any such consideration that you may have received under this Agreement, and the Company shall be entitled to cease payment of any promised consideration not yet paid. You further acknowledge that your release of claims shall remain effective.

11.    Employee Cooperation. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any transition of duties to others, governmental investigation, litigation, or regulatory registrations, qualifications or proceedings or any other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse you for your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance. In the event that such cooperation requires that you devote working time after the expiration of twenty-one (21) months following the Separation Date, the Company agrees to provide you with reasonable compensation for your services.
12.    Release of Claims.

(a)
In exchange for the severance pay and other benefits provided you under this Agreement, to which you acknowledge that you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, whether known or unknown, of any kind or description, including without limitation any causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Minnesota Human Rights Act, the Massachusetts Fair Employment Act, the Massachusetts Wage Act, M.G.L. ch. 149 §§ 148, 150 et seq.; the Massachusetts Minimum Fair Wage Law, M.G.L. ch. 151; any claims that may be released under Massachusetts labor statutes, M.G.L. c. 149, or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past and present directors, shareholders, officers, employees, general and limited partners, members, managers, agents and representatives, their successors and assigns, and all others connected with them, and all employee benefit plans maintained by the Company and all trustees and plan administrators of such plans, both individually and in the official capacities of each of the foregoing individually, from any and all such causes of action, rights or claims. This release shall not apply to any claim for breach by the Company of its obligations under this Agreement.

(b)
This Agreement, including the release of claims set forth in the paragraph directly above, creates legally binding obligations and the Company has advised you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with any of those persons to whom reference in made in the second sentence of paragraph 8 above; that you have consulted with an attorney of your choosing; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(a)
You hereby acknowledge and understand that this is a General Release and by signing this Agreement you are giving up your rights to file any claim in any court and to seek and/or receive any form of compensation arising from your employment or separation from employment. You acknowledge that this Agreement does not act as a waiver or release of any complaints or charges that you cannot by law waive or release and that it does not waive any rights that arise after you sign this Agreement.

(b)
You further acknowledge that this Agreement does not prohibit you from: (i) filing a charge or complaint with the EEOC, DFEH, MCAD or any other state or federal agency, or (ii) participating in or cooperating with any investigation or proceeding conducted by the, EEOC, DFEH, MCAD or any other federal, state or local governmental agency.

13.    Waiver of Section 1542. You hereby state that it is your intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees and costs hereinabove released. You hereby expressly waive and relinquish all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California, which provides:
“Section 1542 Certain Claims Not Affected By General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

14.     Definitions. As used in this Agreement:

“Affiliates” means any and all persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.
"Confidential Information" means any and all information of the Company and its Affiliates that is not generally known to the public including, without limitation, all strategic business plans, marketing and sales data and information, all financial, technical personnel, manufacturing, operations, product and systems information. Confidential Information also includes all information received by the Company or any of its Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

15.    Miscellaneous.

(a)
This Agreement constitutes the entire agreement between you and the Company relating to the termination of your employment by the Company and supersedes all prior and contemporaneous communications, agreements and understandings whether written or oral, with respect to your employment, its termination and all related matters, excluding only your obligations with respect to the securities of the Company and for compliance with federal securities laws, all of which shall remain in full force and effect in accordance with their terms.

(b)
This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience of reference only and in no way define or describe the scope or content of any provision of this Agreement. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict-of-law principles thereof.

(c)
If the duration of, scope of, or any business activity covered by this Agreement is in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is valid and enforceable. You acknowledge that this paragraph 15(c) will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable laws.

(d)	The obligations of the Company under paragraph 3 of this Agreement are expressly conditioned upon your continued full performance of your obligations under this Agreement.

(e)	There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments to you, your dependents, beneficiaries or estate, provided for in this Agreement.

(f)
No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

(g)
No right or interest to or in any payments shall be assignable by you; provided, however, that this provision shall not preclude you from designating one or more beneficiaries to receive any amount that may be payable after your death and shall not preclude the legal representative of your estate from assigning any right hereunder to the person or persons entitled thereto under your will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to your estate.

(h)
The Company agrees that to the extent that its obligations hereunder remain unfulfilled, it shall require that any entity with which it merges or consolidates or to which it agrees to transfer substantially all of its assets expressly assume the obligations of the Company under this Agreement (including exercise of options vested pursuant to paragraph 3(f) above by a successor or award of substituted options by such) and that any successor or successors of such an entity, whether by merger, consolidation or transfer of assets, also expressly assume all such obligations. Notwithstanding the foregoing, the Company shall not be deemed to have breached its obligations under this subparagraph 15(h) if it negotiates with any successor entity to provide a substitute agreement on terms (which may be different than the terms herein) that are reasonably acceptable to you.

16.    Review, Rescission and Revocation. You understand that you have twenty-one (21) days from the above date of this letter to consider whether you wish to sign this Agreement. After signing this Agreement, you may rescind/revoke this Agreement within seven (7) days of signing. Any rescission or revocation must be in writing, and must be delivered by hand or sent by certified mail, return receipt requested, and postmarked within the fifteen-day period to Peter Walcott, Senior Vice President and General Counsel, Entegris, Inc., 129 Concord Road, Building 2, Billerica, MA 01821. If you do not execute this Agreement within the twenty one (21) day consideration period, or if you rescind/revoke it, then this Agreement is null and void and no consideration under this Agreement will be provided to you.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty one (21) days following the above date of this letter. The enclosed copy of this letter, which you should also sign and date, is for your records.
Sincerely,
ENTEGRIS, INC.

/s/ Bertrand Loy
Bertrand Loy
President & Chief Executive Officer

Accepted and agreed:

Signature: /s/ Gregory C. Morris
Date: November 20, 2014